Exhibit 99.1

American Equity Appoints New Board Members

WEST DES MOINES, Iowa--(BUSINESS WIRE)--American Equity Investment Life Holding Company (NYSE: AEL), today announced the appointment of four new directors to its Board of Directors, including: Debra J. Richardson, Wendy L. Carlson, Joyce A. Chapman and Steven G. Chapman. With these appointments, the size of the board was increased from nine to thirteen, of which seven, including Joyce A. Chapman and Steven G. Chapman, qualify as independent under the listing standards of the New York Stock Exchange (“NYSE”).

Commented David J. Noble, Chairman, Chief Executive Officer and President of American Equity: “I am pleased to announce the addition to the board of these extremely qualified individuals. Joyce A. Chapman and Steven G. Chapman have a long history as successful business leaders, and they will enhance the areas of expertise represented on our board. I am particularly proud that two members of my senior management team, Debra J. Richardson and Wendy L. Carlson, will now join the Board of Directors. Mrs. Richardson and Ms. Carlson have been a part of every major step in the company’s journey from inception to our status today as a leader in the index annuity industry. Our people, including the entire staff, senior management and board of directors, are what define American Equity, and I am lucky and proud to have them as my associates.”

Joyce A. Chapman is a retired banker who spent over 35 years with West Bank, West Des Moines, Iowa. While at West Bank, Mrs. Chapman served in numerous roles covering virtually every aspect of bank administration and operation. She has served on the bank’s board of directors since 1976. Mrs. Chapman is a well-known community figure, having served in numerous positions of leadership in philanthropic and banking industry organizations.

Steven G. Chapman (no relationship to Joyce A. Chapman), is the Chief Executive Officer and Chairman of the Board of Directors of ITA Group, Inc., Des Moines Iowa, where he has worked for over thirty years. Mr. Chapman is also an active community leader whose service includes six years as a Commissioner for the Iowa Development Commission. In 2004, Mr. Chapman was inducted into the Iowa Business Hall of Fame.

Debra J. Richardson has served as Senior Vice President and Secretary of American Equity since 1996. She also serves as a Director, Senior Vice President and Secretary of American Equity’s primary life subsidiary. She has over thirty years experience in the insurance industry, including nineteen years with The Statesman Group, Inc. where she served in various positions including Vice President-Shareholder/Investor Relations and Secretary.

Wendy L. Carlson has served as Chief Financial Officer and General Counsel of American Equity since June, 1999. She also serves as Chief Financial Officer and General Counsel of American Equity’s primary life subsidiary. Prior to joining American Equity, Ms. Carlson was a member of the law firm of Whitfield & Eddy, PLC, where she practiced law in the areas of insurance, finance, securities and taxation. Ms. Carlson acted as outside counsel to American Equity from 1995, when it was formed, until she joined the company in 1999. Ms. Carlson is also a certified public accountant.

ABOUT AMERICAN EQUITY

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full-service underwriter of a broad line of annuity and insurance products with a primary emphasis on the sale of fixed-rate and index annuities. The company’s headquarters are located at 5000 Westown Parkway, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325. For more information, visit our website www.american-equity.com.

CONTACT:
American Equity Investment Life Holding Company
Debra J. Richardson, 515-273-3551
Sr. Vice President
drichardson@american-equity.com
or
John M. Matovina, 515-457-1813
Vice Chairman
jmatovina@american-equity.com
or
D. J. Noble, 515-457-1705
Chairman
dnoble@american-equity.com
or
Julie L. LaFollette, 515-273-3602
Investor Relations
jlafollette@american-equity.com